EXHIBIT 99.1

Jameson Inns, Inc.                                    PRESS RELEASE
8 Perimeter Center East, Suite 8050     Atlanta, Georgia 30346     (770) 901-9020     FAX (770) 901-9550
FOR IMMEDIATE RELEASE

August 7, 2002

Contact:                 Craig R. Kitchin
President and Chief
Financial Officer
(770) 901-9020

Jameson Inns, Inc. Reports Second Quarter Financial Results

ATLANTA—Jameson Inns, Inc. (NASDAQ:JAMS), a hotel real estate investment trust (REIT), and owner of Jameson Inn and Signature Inn hotels, today announced financial results for the second quarter ended June 30, 2002.

Second Quarter 2002 Overview

Funds from operations (“FFO”) of $4,368,000 or $0.37 per diluted share of common stock for the second quarter ended June 30, 2002 represented a 20% increase over FFO of $3,638,000 or $0.31 per diluted share of common stock, for the same quarter in 2001. Net income before dividends to preferred shareholders increased $501,000 to $1,525,000, a 49% increase over second quarter 2001. The Company reported a net loss attributable to common stockholders of ($142,000) or $(0.01) per share of common stock for the second quarter 2002 versus a net loss of ($643,000), or $(0.05) per share of common for the second quarter of 2001.

Combined revenue per available room (REVPAR) for both brands of the Company was $32.83 for the second quarter of 2002, down $0.82, or 2.4% from the second quarter of 2001, due to a decline in occupancy to 55.2% from 57.9%, offset partially by a 2.3% increase in average daily rate. REVPAR for the Jameson Inns increased 1.3% to $34.43 for the second quarter of 2002 compared to $33.98 for the second quarter of 2001, resulting from a 2.6% increase in average daily rate, partially offset by a decrease in occupancy to 59.8% from 60.5%. REVPAR for the Signature Inns decreased 9.5% to $29.94 for the second quarter of 2002 compared to $33.08 for the second quarter of 2001, due to a decline in occupancy to 47.0% from 53.4%, offset partially by a 2.9% increase in average daily rate.

Lease revenues earned from Kitchin Hospitality, LLC, the company that leases and operates the Inns, increased $59,000 for the quarter compared to the second quarter of 2001. Lease revenues earned from the Jameson Inns increased $185,000 due primarily to the increase in REVPAR compared to the same period in 2001, and an increase of 8,796 room nights available during 2002 compared to 2001. Lease revenues earned from the Signature Inns decreased $122,000 in the second quarter of 2002 versus second quarter of 2001 due to a decrease of 9,009 room nights available in 2002 as compared to 2001. Lease revenue earned from billboards decreased $4,000 in second quarter of 2002 versus second quarter of 2001 due to the sale of certain billboards in connection with Inn sales during 2001.

“We are pleased that business trends continue to improve in this difficult environment,” said Tom Kitchin, CEO. “The second quarter decline in REVPAR was less than 3%, significantly better than the 11% decline in the first quarter. We expect improvements in comparative REVPAR to continue during the remainder of the year.”

Long-term Debt

At June 30, 2002 the Company had total indebtedness of $228 million compared to $227 million at December 31, 2001. Approximately $200 million of the mortgage debt is variable rate debt, which primarily consists of individual property mortgages that adjust one time per year and are based off the prime rate or U.S. Treasury rate. Most of the debt that adjusts during 2002 will be fixed for a twelve-month period following the interest rate adjustment date. In January 2002, interest rates on $39.9 million of adjustable rate debt were reset at a weighted average rate of 5.5%; in April 2002, interest rates on $39.1 million of adjustable rate debt were reset at a weighted average rate of 5.1%; and in July 2002, interest rates on $52.3 million of adjustable rate debt were reset at a weighted average rate of 5.65%. During the first six months of 2002 the weighted average interest rate was 6.5% as compared to 8.6% during the same period in 2001.

The Company is anticipating full year 2002 required principal repayments of $8.8 million.

Properties Update

During the first six months of 2002, the Company opened one Jameson Inn in West Monroe, Louisiana (68 additional rooms), expanded four existing Jameson Inns (76 additional rooms), sold two Jameson Inns (77 rooms) and one Signature Inn (99 rooms). Construction of one additional expansion in Tullahoma, Tennessee is expected to begin during third quarter 2002.

On June 30, 2002, there were 97 operating Jameson Inns and 25 Signature Inns, compared to 98 operating Jameson Inns and 26 Signature Inns at December 31, 2001. Our operating properties are currently located in the following fourteen states:

	Jameson Inns		Signature Inns		Combined Brands
State	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms
Alabama	18	954	—	—	18	954
Florida	6	390	—	—	6	390
Georgia	26	1,391	—	—	26	1,391
Iowa	—	—	1	119	1	119
Illinois	—	—	3	372	3	372
Indiana	—	—	14	1,594	14	1,594
Kentucky	1	67	3	363	4	430
Louisiana	3	213	—	—	3	213
Mississippi	6	351	—	—	6	351
N. Carolina	14	675	—	—	14	675
Ohio	—	—	3	380	3	380
S. Carolina	10	568	—	—	10	568
Tennessee	11	636	1	124	12	760
Virginia	2	122	—	—	2	122

Total	97	5,367	25	2,952	122	8,319

The Company is currently anticipating full year 2002 maintenance capital expenditures of approximately $6.2 million.

Dividends

On June 18, 2002, the Company declared a quarterly dividend of $0.5781 per share for Series A Preferred Stock and $0.425 per share for Series S Preferred Stock. These dividends were paid on July 22, 2002 to shareholders of record on June 28, 2002.

On July 25, 2002, the Company declared a quarterly dividend of $0.05 per common share. The dividend is payable on
August 20, 2002, to shareholders of record on August 2, 2002.

The Company’s future decisions to pay its common dividend will be determined each quarter based upon the operating results of that quarter, economic conditions, and other operating trends. We currently anticipate that the Company will pay an aggregate of $0.20 in cash dividends per common share during the full year of 2002. The Company expects to pay the full quarterly cash dividends on its Series A and Series S preferred stock during 2002.

2002 FFO Guidance

FFO per diluted share of common stock for the full year of 2002 is anticipated to be within the range of $1.15 to $1.30.

“Our guidance this year anticipated REVPAR levels gradually improving during the year and also interest rates remaining low. Fortunately both of these assumptions are happening,” said Mr. Kitchin.

Earnings Conference Call

The Company will hold a second quarter earnings conference call at 10:00 am eastern standard time today, August 7, 2002. You may listen to a simultaneous webcast of the conference call by accessing the Investor Relations section of the Company’s website. To listen to the call, dial 1-973-321-2002 and ask for the Jameson Inns, Inc. second quarter earnings conference call hosted by Mr. Tom Kitchin.

Jameson Inns, Inc. is a REIT that develops and owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company’s website at www.jamesoninns.com.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Supplemental Non-GAAP Information

The Company believes that Funds from Operations is an additional meaningful measure of operating performance. FFO has been calculated as net income attributable to common stockholders before depreciation expense, gains or losses on disposal of real estate assets, impairment losses of real estate assets and extraordinary items. However, this information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information as determined under accounting principles generally accepted in the United States.

Statement of Operations Data

	Three Months Ended		Six Months Ended
	June 30, 2002	June 30, 2001	June 30, 2002	June 30, 2001
Lease Revenue	$11,710,009	$11,650,990	$21,599,035	$22,414,966
Property and Other Tax Expense	948,609	1,004,915	1,756,801	2,018,400
Insurance Expense	365,000	238,800	690,000	489,600
Depreciation	4,944,994	4,818,604	10,062,818	9,679,454
General and Administrative Expenses	589,711	358,063	1,130,151	715,137
(Gain) Loss on Sale of Real Estate	(488,863)	(730,498)	(434,111)	(1,229,921)
Loss on Impairment of Real Estate	—	100,000	—	1,000,000
Interest Expense, Net of Capitalized Amounts	3,787,985	4,752,651	7,913,343	9,586,692
Other Income	8,431	8,148	16,579	16,295
Income Before Extraordinary Item	1,571,004	1,116,603	496,612	368,967
Extraordinary Loss from Early Extinguishment of Debt	45,711	92,240	57,645	185,039
Net Income	1,525,293	1,024,363	438,967	183,928
Cumulative Preferred Stock Dividends	1,667,190	1,667,176	3,334,380	3,334,359
Net Income (Loss) Attributable to Common Shareholders	$(141,897)	$(642,813)	$(2,895,413)	$(3,150,431)
Net Income (Loss) Attributable to Common Shareholders Per Share:
Basic	$(0.01)	$(0.05)	$(0.26)	$(0.27)
Diluted	$(0.01)	$(0.06)	$(0.26)	$(0.28)
Funds From Operations Per Common Share:
Basic	$0.39	$0.33	$0.60	$0.58
Diluted	$0.37	$0.31	$0.57	$0.56
Funds From Operations	$4,367,915	$3,637,533	$6,798,909	$6,484,141

Selected Balance Sheet Data

	June 30, 2002	December 31, 2001
Property and Equipment, Net	$323,343,572	$329,782,859
Cash	5,087,585	4,755,991
Restricted Cash	521,530	648,924
Receivable from Affiliate	3,077,801	87,037
Other Assets, Net	4,377,578	4,086,385
Total Assets	336,408,066	339,361,196
Mortgage Notes Payable	228,316,345	227,062,652
Other Liabilities	3,612,077	4,015,948
Preferred Stock Dividends Payable	1,667,820	1,667,190
Total Shareholders’ Equity	$102,811,824	$106,615,406

Selected Hotel Statistics

	Three Months Ended		Six Months Ended
	June 30, 2002	June 30, 2001	June 30, 2002	June 30, 2001
Jameson Inns
All Inns (110):
Occupancy Rate	59.8%	60.5%	54.8%	57.9%
Average Daily Rate	$57.58	$56.13	$57.62	$55.81
REVPAR	$34.43	$33.98	$31.58	$32.32

Interior (26):
Occupancy Rate	56.2%	54.7%	51.8%	54.1%
Average Daily Rate	$60.50	$59.32	$61.22	$60.17
REVPAR	$34.02	$32.45	$31.74	$32.57

60 Room Exterior (39):
Occupancy Rate	62.7%	64.7%	57.2%	61.4%
Average Daily Rate	$56.22	$55.60	$56.21	$55.03
REVPAR	$35.28	$35.99	$32.12	$33.81

40 Room Exterior (45):
Occupancy Rate	59.4%	60.1%	54.8%	56.7%
Average Daily Rate	$56.69	$54.55	$56.05	$53.72
REVPAR	$33.65	$32.76	$30.71	$30.45

Same Inns (91 hotels):
Occupancy Rate	60.5%	61.3%	55.6%	58.3%
Average Daily Rate	$57.55	$56.12	$57.70	$55.79
REVPAR	$34.80	$34.43	$32.11	$32.54

Signature Inns
All Inns (26):
Occupancy Rate	47.0%	53.4%	41.3%	48.4%
Average Daily Rate	$63.69	$61.91	$62.66	$62.56
REVPAR	$29.94	$33.08	$25.87	$30.31

Same Inns (25 hotels):
Occupancy Rate	47.0%	54.0%	41.5%	49.1%
Average Daily Rate	$63.69	$62.03	$62.68	$62.69
REVPAR	$29.94	$33.52	$26.03	$30.79

Combined Brands
All Inns (136):
Occupancy Rate	55.2%	57.9%	50.0%	54.4%
Average Daily Rate	$59.43	$58.09	$59.11	$58.01
REVPAR	$32.83	$33.65	$29.53	$31.58

Same Inns (116 hotels):
Occupancy Rate	55.4%	58.6%	50.4%	54.9%
Average Daily Rate	$59.50	$58.20	$59.24	$58.09
REVPAR	$32.98	$34.08	$29.83	$31.89

“All Inns” refers to our Inns, which were operating at anytime during each period, including sold hotels up to the date of sale.
“Same Inns” refers to our Inns, which were operating during the entire period for each of the comparison periods.